Exhibit 99.1

KCAP Financial, Inc. Announces Quarterly Distribution

NEW YORK, December 12, 2018 (GLOBE NEWSWIRE) -- The Board of Directors of KCAP Financial, Inc. (Nasdaq:KCAP) approved a cash distribution for the fourth quarter of 2018 of $0.10 per share of common stock. The distribution is payable on January 31, 2019 to shareholders of record at the close of business as of January 7, 2019.

We have adopted a Dividend Reinvestment Plan ("DRIP") that provides for reinvestment of our distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash distribution, our stockholders who have not "opted out" of our DRIP will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. Please contact your broker or other financial intermediary for more information regarding the DRIP. Distributions may include net investment income, capital gains and/or return of capital. The tax status of distributions will be determined at the end of the taxable year.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies.

KCAP Financial, Inc.'s filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on its website at www.kcapfinancial.com.

KCAP-G

CONTACT:	Ted Gilpin gilpin@kcapinc.com

(212) 455-8300

Source: KCAP Financial, Inc.

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